CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 25, 2017, relating to the financial statements and financial highlights of Symons Value Institutional Fund, a series of Unified Series Trust, for the year ended November 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Symons Value Institutional Fund and Symons Concentrated Small Cap Value Institutional Fund.

Cohen & Company, Ltd.

Cleveland, Ohio

March 29, 2017